Exhibit (a)(1)(vii)

EMERGENT CAPITAL, INC.

SUPPLEMENT NO. 2 TO THE OFFER TO EXCHANGE

any and all of its Outstanding $74,220,450 8.50% Senior Unsecured Convertible Notes due 2019 for its

$74,220,450 5.00% Senior Unsecured Convertible Notes due 2023

AND

THE SOLICITATION OF CONSENTS

AND

A RIGHTS OFFERING

to Subscribe for up to 40,000,000 Shares of Common Stock

CUSIP 452834AE4

CUSIP 29102NAB1 (PIK notes)

The Exchange Offer, Consent Solicitation and Rights Offering will expire at 5:00 p.m., New York City time, on June 12, 2017 unless extended by Emergent Capital, Inc. (the “Company”).  Holders of the Company’s 8.50% Senior Unsecured Convertible Notes due 2019 (the “Old Notes”) who have already validly tendered their Old Notes need not take any additional action to receive the consideration in the exchange offer. Holders of Old Notes who wish to tender but have not yet done so should follow the instructions set forth in Offer to Exchange and the accompanying Letter of Transmittal.  Holders may withdraw their previously tendered Old Notes at any time at or prior to the Expiration Date (as defined in the Offer to Exchange).  The Rights Offering will expire on the Expiration Date.

On April 18, 2017 (the “Launch Date”), Emergent Capital, Inc. (the “Company” or “Emergent”) commenced an offer to exchange (the “Exchange Offer”) all of its outstanding 8.50% Senior Unsecured Convertible Notes due 2019 (the “Old Notes”), including the $74,220,450 aggregate principal amount outstanding on the Launch Date and an additional principal amount of Old Notes deemed outstanding for purposes of the Exchange Offer equal to accrued and unpaid interest on all Old Notes tendered in the Exchange Offer through and excluding the Settlement Date.  For each $1,000 principal amount of Old Notes validly tendered, not withdrawn and accepted for exchange in the Exchange Offer, and for the requisite consents validly delivered (and not withdrawn) in the Consent Solicitation, holders of Old Notes will receive (a) $1,000 principal amount of our 5.00% Senior Unsecured Convertible Notes due 2023 (the “New Unsecured Notes”), and (b) the right to subscribe in a rights offering (the “Rights Offering”) for 500 shares of our $0.01 par value common stock (the “Common Stock” and such shares issuable in connection with the Rights Offering, the “Rights Offering Common Stock”) at a price of $0.20 per share.

The terms and conditions of the Exchange Offer are set forth in the Company’s Offer to Exchange dated April 18, 2017, as amended and supplemented by the Company’s Supplement No. 1 dated May 26, 2017 (collectively, the “Original Offer to Exchange”).  By this Supplement No. 2, the Company amends and supplements the Original Offer to Exchange pursuant to the terms and conditions of this Supplement No. 2.  Except as amended by this Supplement No. 2, all terms and conditions of the Exchange Offer remain unchanged and effective in all respects.

This Supplement No. 2 should be read in conjunction with the Original Offer to Exchange.  As of and after the date of this Supplement No. 2, any reference to the “Offer to Exchange” shall be deemed to be a reference to the Offer to Exchange dated April 18, 2017, as amended and supplemented by the Supplement No. 1 dated May 26, 2017, and as further amended and supplemented by this Supplement No. 2. Any capitalized term used in this Supplement No. 2 and not defined in this Supplement No. 2 shall have the meaning set forth in the Original Offer to Exchange.  To the extent that any information or amendment contained in this Supplement No. 2 is inconsistent with the information in the Original Offer to Exchange, the information and amendments set forth in this Supplement No. 2 shall control.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND RIGHTS OFFERING OR PASSED UPON THE FAIRNESS OR MERITS OF THE EXCHANGE OFFER, CONSENT SOLICITATION AND RIGHTS OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN, AND TENDER YOUR OLD NOTES PURSUANT TO, THE EXCHANGE OFFER.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act.  We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or other person for soliciting tenders in the Exchange Offer.  No person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

THE NAME, ADDRESS AND PHONE NUMBER OF THE INFORMATION AND EXCHANGE AGENT FOR THE EXCHANGE OFFER IS INDICATED ON THE BACK COVER OF THIS SUPPLEMENT NO. 2.

The date of this Supplement No. 2 to the Offer to Exchange is June 7, 2017.

INFORMATION IN THE ORIGINAL OFFER TO EXCHANGE

The Original Offer to Exchange includes important information about Emergent and the Exchange Offer, Consent Solicitation and Rights Offering that we have not repeated in this Supplement No. 2.  You are strongly encouraged to read the Original Offer to Exchange as well as this Supplement No. 2 carefully.  Among other things, the Original Offer to Exchange describes the terms and conditions of the Exchange Offer, Consent Solicitation and Rights Offering, and it discloses risk factors you should consider in determining whether to tender your Old Notes in the Exchange Offer.  It also includes certain sections referenced herein.

Except as otherwise set forth in this Supplement No. 2, the terms and conditions set forth in the Original Offer to Exchange and the Letter of Transmittal remain applicable to the Exchange Offer, Consent Solicitation and Rights Offering and remain effective in all respects.  To the extent that any information or amendment contained in this Supplement No. 2 is inconsistent with the information in the Original Offer to Exchange, the information and amendments set forth in this Supplement No. 2 shall control.

AMENDMENTS TO THE OFFER TO EXCHANGE

The Offer to Exchange is amended as follows.

1.              Cautionary Note Regarding Forward-Looking Statements

The following sentence is added to the end of the first paragraph under the caption “Cautionary Note Regarding Forward-Looking Statements”:

“Pursuant to Section 27A(b)(2)(C) of the Securities Act, any forward-looking statement made in connection with a tender offer is not subject to the protections of Section 27A of the Securities Act.”

2.              Questions and Answers about the Exchange Offer, the Consent Solicitation and the Rights Offering

a.              The following questions and answers under the caption Exchange Offer and Consent Solicitation are amended as follows:

When will I receive the consideration payable in the Exchange Offer for my Old Notes that are accepted for exchange pursuant to the Exchange Offer?

The consideration payable in the Exchange Offer will be deposited on the Settlement Date with the Information and Exchange Agent (or, upon its instruction, The Depository Trust Company, or the “DTC”), which will act as your agent for purposes of receiving New Unsecured Notes and accrued and unpaid interest on the Old Notes (in the form of New Unsecured Notes) through but excluding the Settlement Date.  The Settlement Date will occur promptly following the Expiration Date and no later than two (2) business days following the Expiration Date.  Subject to the terms and conditions of the Exchange Offer, Consent Solicitation and Rights Offering, we expect that the “Settlement Date” will occur concurrently with the closing of the Transactions.  The Company expects to extend the Expiration Date if the parties to the Transactions are not prepared to consummate and close all of the Transactions substantially simultaneously.

Did any holders of Old Notes agree to participate in the Exchange Offer and the Consent Solicitation in advance of the commencement of the Exchange Offer and Consent Solicitation?

Yes.  As discussed above, pursuant to the terms and subject to the conditions of the Master Transaction Agreements (as defined below under “Recent Developments”), holders of Old Notes representing approximately 91.5% of the aggregate principal amount of outstanding Old Notes as of April 18, 2017 have agreed to participate in the Exchange Offer and Consent Solicitation.

The following holders of Old Notes executed Master Transaction Agreements in advance of the commencement of the Exchange Offer, Consent Solicitation and Rights Offering: (i) Bulldog Investors LLC; (ii) Rangeley Capital; (iii) NS Advisors, LLC; (iv) Joel Lusman; (v) Ironsides P Fund L.P.; (vi) Ironsides Partners Special Situations Master Fund II L.P.; (vii) Nantahala Capital Partners Limited Partnership; (viii) Nantahala Capital Partners II Limited Partnership; (ix) Nantahala Capital Partners SI, LP; (x) Blackwell Partners LLC — Series A; (xi) Silver Creek CS SAV, L.L.C. and (xii) Fort George Investments, LLC.

On or about May 12, 2017, Integrated Core Strategies (US) LLC also executed a Master Transaction Agreement.  As a result of the execution and delivery of this seventh Master Transaction Agreement, holders of Old Notes representing more than 98% of the aggregate principal amount of Old Notes have agreed to participate in the Exchange Offer and Consent Solicitation.

3.              Recent Developments

The following paragraph is added following the last paragraph under the caption “The Master Transaction Agreements”:

The foregoing description of the Master Transaction Agreements is a summary only and is qualified in its entirety by reference to the full text of each Master Transaction Agreement and any amendments thereto, which have been filed as Exhibits to the Company’s Schedule TO-I/A filed with the SEC on June 7, 2017.

4.              Incorporation of Documents by Reference

The last sentence of the first paragraph is deleted and replaced with the following:

The following documents filed with the SEC are incorporated by reference in this Offer to Exchange:

•                                          Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2016;

•                                          Our preliminary proxy statement, as amended, filed on April 12, 2017 and our preliminary proxy statement filed on April 18, 2017;

•                                          Our Amendment No. 1 to Schedule 14A filed May 22, 2017;

•                                          Our Amendment No. 2 to Schedule 14A filed June 6, 2017;

•                                          Our Current Reports on Form 8-K, as filed with the SEC on January 4, 2017 (excluding Item 7.01), April 12, 2017 (excluding Item 7.01), two separate Current Reports on Form 8-K each filed March 17, another filed March 21, 2017, and another filed May 15, 2017;

•                                          Our Quarterly Report on Form 10-Q filed on May 15, 2017;

•                                          Our Amendment No. 1 to Schedule TO filed May 16, 2017;

•                                          Our Amendment No. 2 to Schedule TO filed May 26, 2017;

•                                          Our Supplement No. 1 to our Offer to Exchange filed May 26, 2017;

•                                          Our Supplement No. 2  to our Offer to Exchange filed June 7, 2017; and

•                                          Exhibit (b)(3) to our Schedule TO-I/A filed May 26, 2017.

5.              Summary Pro Forma Consolidated Financial Information

The Unaudited and Pro Forma Consolidated Balance Sheets for the Quarter Ended March 31, 2017 is amended to change the footnote reference from (7) to (5) on the line entitled “Common Stock” under “Stockholders’ Equity.”

The Unaudited and Pro Forma Consolidated Balance Sheets for the Fiscal Year Ended December 31, 2016 is amended to change the footnote reference from (1) to (5) on the line entitled “Common Stock” under “Stockholders’ Equity.”

The Consolidated Ratio of Earnings to Fixed Charges is deleted and replaced in its entirety with the following:

CONSOLIDATE RATIO OF EARNINGS TO FIXED CHARGES

Emergent Capital, Inc.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES FOR FISCAL YEARS 2012 THROUGH 2016

AND FOR THE QUARTER ENDED MARCH 31, 2017 (ACTUAL AND PRO FORMA)

			For the year ended December 31,
	Proforma	Unaudited	Proforma
	2017	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)(2)(3)(4)(5)	—	1.3	—	—	—	—	4.8	—

			For the year ended December 31,
	Three Months Ended March 31 2017 (pro forma)	Three Months Ended March 31 2017 (actual)	2016 (pro forma)	2016	2015	2014	2013	2012
	(amounts in thousands)
Fixed Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees(3)	$(9,263)	$1,884	$(62,887)	$(49,429)	$(39,099)	$(5,026)	$51,862	$(42,058)
Add: fixed charges	7,535	7,535	30,690	29,439	27,286	16,245	13,664	3,122
Add: amortization of capitalized interest	—	—	—	—	—	—	—	—
Add: distributed income of equity investees	—	—	—	—	—	—	—	—
Add: share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—	—
Subtract: capitalized interest	—	—	—	—	—	—	—	—
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—	—
Earnings	$(1,728)	$9,419	$(32,197)	$(19,990)	$(11,813)	$11,219	$65,526	$(38,936)
Fixed Charge Data:
Interest expense and capitalized	7,535	7,535	30,690	29,439	27,286	16,245	13,657	1,255
Amortized premiums, discounts and capitalized expenses related to indebtedness	—	—	—	—	—	—	7	1,867
Estimate of the interest within rental expense	—	—	—	—	—	—	—	—
Total fixed charges	$7,535	$7,535	$30,690	$29,439	$27,286	$16,245	$13,664	$3,122
Ratio of earnings to fixed charges(2)(3)	(0.2)	1.3	(1.0)	(0.7)	(0.4)	0.7	4.8	(12.5)
Earnings Deficiency	$9,263	$—	$62,887	$49,429	$39,099	$5,026	$—	$42,058

(1)                                 The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term “fixed charges” means the sum of the following: (a) interest expenses and capitalized interest, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) other expenses related to indebtedness, and (d) an estimate of the interest within rental expense. The term “earnings” is the amount resulting from adding the following: (a) pre tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre tax losses of equity investees for which charges arising from guarantees are included in fixed charges; then subtracting from the total added items, the following: (a) interest capitalized and (b) the noncontrolling interest in pre tax income of subsidiaries that have not incurred fixed charges.

(2)                                 In 2016, 2015, 2014, and 2012, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $49,429,000, $39,099,000, $5,026,000 and $42,058,000, respectively.

(3)                                 Proforma for the three months ended March 31, 2017 and year ended 2016 shows losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $9,263,000 and $62,887,000, respectively.

(4)                                 Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period. Please refer to our annual report on Form 10 K for the year ended December 31, 2016 for additional information.

(5)                                 The fixed charges used for purposes of calculating the ratio of earnings to fixed charges excludes change in fair value of the Revolving Credit Facilities, loss on extinguishment of debt and change in fair value of conversion derivative liability. For the years ended December 31, 2016, 2015, 2014 and 2013, the change in fair value of the Revolving Credit Facilities was ($1.9 million), $12.2 million, ($5.5 million) and ($9.4 million), respectively. For the year ended December 31, 2016, 2015 and 2013, the loss on extinguishment of debt was $554,000, $8.8 million and $4.0 million, respectively. For the year ended December 31, 2014, change in fair value of conversion derivative liability was $6.8 million. Calculation for the proforma for the three months ended March 31, 2017 and December 31, 2016 period excludes loss on extinguishment of debt of $11.1 million and $12.2 million, respectively.

The Information and Exchange Agent for the Exchange Offer, Consent Solicitation and Rights Offering is:

US Bank, National Association

By facsimile

(for eligible institutions only):

651-466-7367

Confirmation:

651-466-5622

Address:

U. S. Bank National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN  55107-1402

Any questions or requests for assistance may be directed to the Information and Exchange Agent at the addresses and telephone numbers set forth above.  Requests for additional copies of this Supplement No. 2, the Original Offer to Exchange, or the Letter of Transmittal may be directed to the Information and Exchange Agent.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer, Consent Solicitation and Rights Offering.